                                                               December 1, 1999



John Turner
10 Jordan Lane
Farmington, CT 06085

         RE:      AGREEMENT AND GENERAL RELEASE
         --------------------------------------

Dear John:

         The Stanley Works and its subsidiaries and their respective employees, officers, directors and agents (collectively, "Stanley"), and you, agree that:

         1. Your last day of employment with Stanley was September 30, 1999 ("last day worked").

         2. Stanley agrees to pay and/or provide you with the following, provided Stanley receives the letter from you in the form attached hereto as Exhibits A and B.

                  a. Stanley will pay you the monthly amount of Eighteen Thousand Seven Hundred Fifty dollars ($18,750.00), (hereafter "base salary"), less lawful deductions, paid from October 1, 1999, through April 30, 2000, on the regular payday beginning in October 1999, and ending in April 2000. In the event you have not secured employment or become self-employed by May 1, 2000, or earn less than the base salary in any of the six months subsequent to May 1, 2000, Stanley shall continue to pay you if you so request as severance the difference between your base salary and your monthly earned income for each month from May 1, 2000, through October 31, 2000. For any months after May 1, 2000, in which you are employed by another, your monthly income shall be defined as your gross income. If you are self-employed, your monthly income shall be defined as your earnings as determined on a cash-flow basis minus your expenses (but not including expenses for tax withholding, tax payments, or health insurance). To qualify for any such period(s) of extended severance, you must, by the tenth calendar day of any month in which you seek to extend your severance, notify the Manager, Employee Relations, or his designee, in writing at 76 Batterson Park Road, Farmington, CT 06032, indicating the amount of your income for the immediately preceding month. If you are employed by another, you shall attach a copy of your pay stub to any claim for severance. If you are self employed, you shall make available to Stanley within three working days of receipt of your statement, a copy of a profit and loss statement for the month supporting the claimed severance payment. Stanley shall keep all information contained in such Profit and Loss statement confidential following the provisions of Section 12 of this Agreement. Stanley shall make any severance payments due covering the period of May 1, 2000, through October 31, 2000, on the regular payday applicable to salaried employees. These payments include all entitlements you may have under any Stanley policy, including those covering payment of vacation and or severance pay.

                  b. You will continue to participate in The Stanley Works qualified and supplemental Retirement Plans, and the Stanley Account Value Plan in which you are currently participating, through your last day worked, in accordance with the terms of the plans, subject to any amendments that are made to the plans including termination of the plans, or replacement of the plans with another plan.

                  c. You will continue to receive your current level of voluntary and dependent life insurance, and accidental death and dismemberment coverage through the end of the month in which the payments outlined in section 2(a) are made, provided you continue to make the required contributions. You will then be eligible to convert your voluntary and dependent life insurance coverage on the same terms commonly provided terminating employees.

                  d. You will remain a participant in the Executive Life Insurance Plan through March 31, 2000. The Executive Life Insurance Plan underwriter requires full payment for the coverage year in advance. With regard to, and limited only to, the period of April 1, 2000, through March 31, 2001, if you wish to continue your coverage under this Plan during this period and have Stanley subsidize the cost of your doing so, you must pay that portion (5/12th) of the premium that is attributable to the time frame outside your possible severance eligibility as identified in this Agreement (November 1, 2000 - March 31, 2001). As the relevant annual premium for you to continue under this Plan is expected to be $8,000, you must submit payment to Stanley's Vice President, Human Resources, in the amount of $3,334.00 no later than March 1, 2000. If you fail to make this payment by March 1, 2000, Stanley will not contribute further towards your continued coverage under this policy beyond March 31, 2000.

                  e. You will continue to receive medical and dental coverage through the end of the month in which the payments outlined in section 2(a) are made, provided you continue to make the required contributions. You will then have the same COBRA rights commonly provided terminating employees.

                  f. Your short term and long term disability coverage will cease on your last day worked.

                  g. You will be a participant in the Management Incentive Compensation Plan ("MICP") through your last day worked, and will receive a payment of $125,000 under the 1999 MICP, payable in February, 2000.

                  h. You will be a participant in the Stock Option Plan ("SOP") through your last day worked, and will have until May 28, 2000, to exercise your NQSO shares, under the terms of the Plan.

                  i. You will be immediately vested in the 4,000 restricted stock units granted under the Long-Term Incentive Plan.

                  j. You will be a participant in the Long Term Performance Award Plan at the senior level through your last day worked, and will receive a payment of $116,000 under such plan, payable in February, 2000.

                  k. You may purchase your company provided automobile by your last day worked at the price of Forty-Seven Thousand Five Hundred Dollars ($47,500.00), or you may instead return such automobile to Stanley within ten
(10) days after full execution of this Agreement.

                  l. Stanley will provide you with outplacement assistance through Lee Hecht Harrison for a period of up to twelve months from your last day worked. In lieu of outplacement services, Stanley shall, at your discretion, pay you the amount of ten thousand dollars ($10,000.00), less lawful deductions, provided you notify Stanley of your decision no later than December 1, 1999. Stanley shall issue such payment to you within 30 days of the date you notify Stanley of your decision.

                  m. Stanley shall provide Mr. Turner with the same level of assistance in completing his 1999 federal income tax return as he would have received as an active employee.

                  n. Stanley will not contest your receipt of unemployment compensation benefits.

         3. You understand and agree that you would not receive all of the money and benefits specified in sections 2(a) through (n) above except for your execution of this Agreement and your fulfillment of the promises contained herein.

         4. You understand that you may revoke this Agreement for a period of seven business days following the day you execute it and that this Agreement will not become effective or enforceable until such revocation period has expired. Any revocation within this period must be submitted, in writing, to the Corporate Manager, Employee Relations, The Stanley Works, 76 Batterson Park Road, Farmington, CT 06032, and state, "I hereby revoke my acceptance of our Agreement." Such revocation must be personally delivered, or mailed by certified mail, within seven business days of execution of this Agreement to the Corporate Manager, Employee Relations.

         5. Except with respect to a claim for any compensation or benefits under the plans and programs in which you participate by virtue of your employment and except with regard to this Agreement, you hereby release and discharge Stanley of and from any and all debts, obligations, claims, demands, judgments or causes of action of any kind whatsoever, known or unknown, in tort, contract, by statute or on any other basis, for equitable relief, compensatory, punitive or other damages, expenses (including attorneys' fees), reimbursements of costs of any kind, including but not limited to, any and all claims, demands, rights and/or causes of action, including those which might arise out of allegations relating to a claimed breach of an alleged oral or written employment contract, or relating to purported employment discrimination or civil rights violations, such as, but not limited to, those arising under Title VII of the Civil Rights Act of 1964 (42 U.S.C. ss.ss.2000e et seq.), the Civil Rights Acts of 1866 and 1871 (42 U.S.C. ss.ss.1981 and 1983), Executive Order 11246, as
amended, the Age Discrimination in Employment Act (29 U.S.C. ss.621 et seq.), the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963 (29 U.S.C. ss.206(d)(1)), the Civil Rights Act of 1991, the Americans with Disabilities Act, all statutory provisions of the Connecticut General Statutes over which the Connecticut Commission on Human Rights and Opportunities is authorized to exercise jurisdiction, or any other applicable federal, state, or local employment discrimination statute or ordinance, which you, your executors, administrators, successors, and assigns might have or assert against Stanley (a) by reason of any event which occurred on or before the time of execution of this Agreement, in connection your employment by Stanley, or the termination of such employment, and all circumstances related thereto, or (b) by reason of any matter, cause or thing whatsoever which may have occurred prior to the time of execution of this Agreement. Nothing in this Agreement prevents you from enforcing the terms and conditions of this Agreement.

         6. You waive your right to file any charge or complaint, except as such waiver is prohibited by law, and agree that you will not accept any relief or recovery from any charge or complaint against Stanley before any federal, state, or local administrative agency. You further waive all rights to file any action before any federal, state, or local court against Stanley. You confirm that no charge, complaint, or action exists in any forum or form. Except as prohibited by law, in the event that any such claim is filed, it shall be dismissed with prejudice upon presentation hereof and you shall reimburse Stanley for the costs, including attorney's fees, of defending any such action.

         7. You agree not only to release Stanley from any and all claims as stated above which you could make on your own behalf, but also those which may be made by any other person or organization on your behalf. You specifically waive any right to become, and promise not to become, a member of any class in a case in which a claim against Stanley is made involving any events up to and including the date of this Agreement, except where such waiver is prohibited by law. You further agree not to in any way voluntarily assist or cooperate with any individual or entity in commencing or prosecuting any action or proceeding against Stanley including, but not limited to, any charges, complaints, or administrative agency claims, except as required by law.

         7a. Stanley knowingly and voluntarily releases and forever discharges you of and from any and all actions or causes of action, suits, claims, charges, complaints, contracts (whether oral or written, express or implied from any source), and promises, whatsoever, in law or equity, which, against you, Stanley may now have or hereafter can, shall or may have, including all unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claims, or damages to Stanley, for upon, or by reason of any matter, cause or thing whatsoever including, but not limited to, any and all matters arising from your good faith performance of your duties as an employee of Stanley. Stanley does not, however, herein release or discharge you of and from actions or causes of action, suits, claims, charges, complaints, or contracts based on acts of intentional misconduct or any other such acts performed outside of your good faith performance of your duties as an employee of Stanley, including but not limited to illegal acts, provided further that nothing contained herein is intended to prevent Stanley from enforcing the terms and conditions of this Agreement.

         8. With respect to any secret or confidential information obtained by you during your employment at Stanley, you will not disclose or use for any purpose any such secret or confidential information. For purposes hereof, secret or confidential information includes any process, technique, formula, recipe, drawing, apparatus, method for or result of cost calculation, result of any investigation or experiment made by or on behalf of Stanley, and any sales, production or other competitive information, acquired by you during the course of your employment by Stanley and all other information that Stanley itself does not disclose to the public.

            You further agree that any work, design, discovery, invention or improvement conceived, made, developed or received by you during the period of your employment with Stanley, which relates to the actual or anticipated (as of the date hereof) business, operations or research of Stanley, including but not limited to any process, art, machine, manufacture, materials or composition of matter, which could be manufacturing or used by Stanley, whether patentable or not, is the sole property of Stanley. The terms invention and improvement as used herein, in addition to their customary meaning, shall mean creative concepts and ideas relating to advertising, marketing, promotional and sales activities.

            You further state that you have assigned or hereby do assign to Stanley or its designee all right, title and interest in any or to any idea, work, design, discovery, invention or improvement made or created during your employment at Stanley and to any application for letters patent or for trademark registration made thereon, and to any common law or statutory copyright therein, and that you will cooperate with Stanley in order to enable it to secure any patent, trademark, copyright, or other property right therefor in the United States or any foreign country, and any division, renewal, continuation or continuation-in-part thereof, or for any reissue of any patent issued thereon.

            You also agree that Stanley has all rights to, possession of, and all title in and to, all electronic files, papers, documents and drawings, including copies thereof, which you may have originated or which came into your possession during your employment with Stanley and which related to the business of Stanley, regardless of whether such electronic files, papers, documents and drawings are kept at your office, at your home or somewhere else, without retaining any copies thereof, except for any personnel, benefit or compensation information of a personal nature and any general business reference materials or documents which do not contain any confidential or proprietary information.

            You also agree that during the period you receive any payments outlined in section 2(a) above you will not work in any capacity, including as a consultant or independent contractor, for the following businesses: Danaher Corp. except its Veeder Root entity, Cooper, Ingersoll-Rand, or Snap-On. This prohibition shall not apply to divisions or entities that do not deal in products or services offered by Stanley. In addition, you agree that you will not solicit any Stanley employee for any employment purpose during such period.

         8a. Stanley agrees to indemnify and hold you harmless from all acts arising from your employment by Stanley on the same basis Stanley would have prior to your last day worked.

         9. You agree that you will not make any disparaging remarks or demeaning comment, of any kind or nature, regarding Stanley or any of its officers, directors, agents or employees. No officer or director of Stanley will make any disparaging remarks or demeaning comment about you, and will favorably comment upon and recommend you to all persons and entities who make any inquiry about you or your performance or your abilities.

         10. You agree not to disclose any information regarding the substance of this Agreement. Notwithstanding this agreement of non-disclosure, you may disclose the substance of this Agreement to members of your immediate family, your financial advisor, and to any attorney with whom you choose to consult concerning the execution or enforcement of this Agreement; provided that you agree that any such person to whom disclosure is made will not disclose any information regarding such disclosure to any third party.

             An initial violation of this section will subject you to damages in an amount which Stanley actually proves.

         11. All disputes and controversies of every kind and nature between the parties to this Agreement arising out of or in connection with this Agreement as to the existence, construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation, breach, continuance, or termination of this Agreement shall be submitted to and determined by arbitration pursuant to the procedure set forth in this Agreement.

             Either party may demand such arbitration by notice ("notice procedure": if to Stanley, sent to the attention of the Corporate Manager, Employee Relations, by fax (860-409-1287) and confirmed by UPS overnight express or a comparable service sent to Corporate Manager, Employee Relations, 76 Batterson Park Road, Farmington, CT 06032; and if to you, sent to you at your address set forth at the beginning of this Agreement by UPS overnight express or a comparable service) in writing sent within 90 days after the time the demanding party becomes aware, or should have become aware, that a controversy exists. Within 30 days after such demand has been sent, the demanding party will request in writing (with a copy to the other party sent in accordance with the "notice procedure") the Arbitration Committee of the American Arbitration Association to name an arbitrator to hear the dispute in the New Britain, CT area.

             An award rendered by the arbitrator appointed under this section shall be final and binding on all parties to the proceeding, and judgment on such award may be entered by either party in the highest court, state or federal, having jurisdiction. Nothing contained in this Agreement shall be deemed to give the arbitrator any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.

                  Each party will pay its own arbitration costs and expenses (including legal fees).

         12. You will not apply in the future for any employment with Stanley.

         13. This Agreement is made in the State of Connecticut and shall be interpreted under the laws of such state. If any portion of this Agreement is declared illegal or unenforceable and cannot be modified to be enforceable, including the general release language, such portion shall immediately become void, leaving the remainder of this Agreement in full force and effect. However, if in any proceeding it is asserted by you or anyone else on your behalf and with your approval that any portion of the general release language of paragraphs 5, 6, or 7 is unenforceable and any portion of such language is, in fact, ruled to be unenforceable in such proceeding for any reason, you will return the consideration paid hereunder to Stanley.

         14. You and Stanley agree that neither this Agreement nor the furnishing of the consideration for this Release will be deemed or construed at anytime for any purpose as an admission by you or by Stanley of any liability or unlawful conduct of any kind.

         15. This Agreement may not be modified, altered or changed except by you and Stanley in a writing that specifically references this Agreement. This Agreement sets forth the entire agreement between you and Stanley, and fully supersedes any prior agreements or understandings between us.

         THE PARTIES HAVE READ AND FULLY CONSIDERED THIS AGREEMENT AND ARE MUTUALLY DESIROUS OF ENTERING TO THIS AGREEMENT. THE TERMS OF THIS AGREEMENT ARE THE PRODUCT OF MUTUAL NEGOTIATION AND COMPROMISE BETWEEN STANLEY AND YOU; YOU UNDERSTAND THAT THIS AGREEMENT SETTLES, BARS, AND WAIVES ANY AND ALL CLAIMS THAT YOU HAVE OR COULD POSSIBLY HAVE AGAINST STANLEY. YOU HAVE BEEN AFFORDED AT LEAST 21 DAYS TO CONSIDER THIS AGREEMENT AND HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY. HAVING SUBSEQUENTLY ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN PARAGRAPHS 2(A) THROUGH 2(N) ABOVE, YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST STANLEY.

         You and Stanley now voluntarily and knowingly execute this Agreement.


                                   John Turner
                                   -----------------------------
                                   John Turner

Signed and sworn before me this 21st day of December, 1999.


Robert M. Meyer
------------------------------------------
(Notary Public/Commissioner of the Superior Court)

                                    THE STANLEY WORKS:

                                    By:  Mark Mathieu
                                         --------------------------------------
                                         Mark Mathieu
                                         Vice President, Human Resources

Signed and sworn before me this 30th day of December, 1999.


James J. Tallaksen
------------------------------------------
(Notary Public/Commissioner of the Superior Court)

                                    EXHIBIT A

                                                                 --------------
                                                                 Date



Mark Mathieu
Vice President, Human Resources
1000 Stanley Drive
New Britain, CT  06053

RE:      Agreement

Dear Mark:

         On ______________ 1999, I executed an Agreement and General Release (the "Agreement") between The Stanley Works and me. Stanley advised me, in writing, to consult with an attorney of my choosing prior to executing the Agreement.

         More than 7 days have elapsed since I executed the Agreement. I have never revoked my acceptance or execution of the Agreement and hereby reaffirm my acceptance of the Agreement. Therefore, in accordance with the terms of the Agreement, I hereby request payment of the benefits described in paragraphs 2(a) through 2(n) of the Agreement.


                                            Very truly yours,



                                            John Turner

                                    EXHIBIT B

                                                                --------------
                                                                Date



Mark Mathieu
Vice President, Human Resources
1000 Stanley Drive
New Britain, CT  06053

RE:      Agreement

Dear Mark:

         I hereby resign my office of President, Consumer Sales, effective September 30, 1999.

         Further, effective September 30, 1999, I resign all offices and directorships that I hold with The Stanley Works, and any and all of its subsidiaries and divisions.



                                            Very truly yours,



                                            John Turner


                                       10